Filed Pursuant to Rule 424(b)(3)
Registration No. 333-132242-03
The information in the prospectus supplement (as supplemented by this supplement) is not complete and may be changed. The prospectus supplement (as supplemented by this supplement) and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
$618,399,000 Asset Backed Notes
GE Equipment Midticket LLC, Series 2009-1
Issuing Entity
CEF Equipment Holding, L.L.C.
Depositor
General Electric Capital Corporation
Sponsor, Servicer and Administrator

Supplement, dated September 2, 2009 (subject to completion)
to
Prospectus Supplement, dated August 26, 2009 (subject to completion)

This Supplement should be read in conjunction with the Prospectus Supplement, dated August 26, 2009 and the Prospectus dated August 26, 2009.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that the prospectus supplement (as supplemented by this supplement) and the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The prospectus supplement, dated August 26, 2009 (the “Prospectus Supplement”) is hereby modified and supplemented as described in this supplement. References to page numbers are to the page numbers in the Prospectus Supplement.
Underwriting:
•	The following sentence is added as a new paragraph following the third paragraph under the heading “Underwriting” on page S-57: “Deutsche Bank Securities Inc., one of the underwriters of the Class A Notes, is an affiliate of Deutsche Bank Trust Company Americas, the indenture trustee.”